EXHIBIT 23.10


                 CONSENT OF DENETIM SERBEST MALI MUSAVIRLIK A.S.


                                                         Ankara, 07 March 2003

         We have audited the financial statements of ECI Telekom Ltd. for the year ending December 31, 2001. We issued our report on those financial statements on 24 January 2002. ECI Telekom Ltd.'s financial statements for the year ended 31.12.01 were included in ECI Telekom Ltd.'s annual report on Form 20-F for the year ended 31.12.01, filed with the SEC on 28 June 2002. We consent to the incorporation, by reference in this registration statement on Form S-8 of our report issued on 24 January 2002.

Regards,

/s/ Denetim Serbest Mali Musavirlik A.S.

Denetim Serbest Mali Musavirlik A.S.
Member firm of DELOITTE TOUCHE TOHMATSU